Exhibit 10.38

EXECUTION VERSION

SECURITY AGREEMENT

Dated July 2, 2009

From

The Grantors referred to herein

as Grantors

to

BANK OF AMERICA, N.A.

as Agent

T A B L E O F C O N T E N T S

i

Section 25. Notices, Etc.	27

Section 26. Continuing Security Interest; Assignments under the Loan Agreement	27

Section 27. Release; Termination	27

Section 28. Execution in Counterparts	28

Section 29. Governing Law	28

Section 30. Loan Agreement	28

Section 31. Intercreditor Agreement	28

Schedules

Schedule I	-	Investment Property
Schedule II	-	Pledged Deposit Accounts
Schedule III	-	Assigned Agreements
Schedule IV	-	Intellectual Property
Schedule V	-	Commercial Tort Claims
Schedule VI	-	Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VII	-	Changes in Name, Etc.
Schedule VIII	-	Locations of Equipment and Inventory
Schedule IX	-	Letters of Credit
Schedule X	-	Terms Defined in Intercreditor Agreement

Exhibits

Exhibit A	-	Form of Second Lien Intellectual Property Security Agreement
Exhibit B	-	Form of Second Lien Intellectual Property Security Agreement Supplement
Exhibit C	-	Form of Security Agreement Supplement

ii

SECURITY AGREEMENT

SECURITY AGREEMENT dated July 2, 2009 made by SOLO CUP COMPANY, a Delaware corporation (the “Company”), SOLO CUP OPERATING CORPORATION, a Delaware corporation (“SCOC,” and together with the Company, the “Borrowers”), and the other Persons listed on the signature pages hereof (the Borrowers and the Persons so listed being, collectively, the “Grantors”), to Bank of America, N.A., as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to Section 12 of the Loan Agreement (as hereinafter defined), the “Agent”) for the Secured Parties (as defined in the Loan Agreement).

PRELIMINARY STATEMENTS.

(1) The Grantors have entered into a Loan Agreement dated as of July 2, 2009 (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Loan Agreement”) with certain other Restricted Subsidiaries of the Borrowers, the Agent, the other agents named therein and the Lenders (each as defined therein).

(2) Terms defined in the Loan Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Loan Agreement; and terms set forth on Schedule X are used in this Agreement as defined in the Intercreditor Agreement (as defined in the Loan Agreement). Further, unless otherwise defined in this Agreement or in the Loan Agreement or the Intercreditor Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) and/or in the Federal Book Entry Regulations (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 and/or in the Federal Book Entry Regulations. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority. “Federal Book-Entry Regulations” means (A) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book-entry securities consisting of U.S. Treasury notes, bills and bonds and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.10 through § 357.15 and § 357.40 through § 357.45, including related defined terms in 31 C.F.R. § 357.2); and (B) to the extent substantially identical to the federal regulations referred to in clause (A) above, the federal regulations governing other book-entry securities.

(3) Each Grantor is the owner of the promissory notes set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the obligors named therein (the “Initial Pledged Debt”).

(4) Each Grantor is the owner of the deposit accounts set forth opposite such Grantor’s name on Schedule II hereto (the “Pledged Deposit Accounts”).

(5) SCOC is the owner of Account No. 8666216501 (the “Cash Collateral Account”), maintained with Bank of America, N.A. and subject to the terms of this Agreement.

(6) Each Grantor is the owner of the securities accounts set forth in Part II of Schedule I (the “Securities Accounts”).

(7) It is a condition precedent to the making of Loans by the Lenders and the issuance of Letters of Credit by the Issuing Banks under the Loan Agreement and the providing of Bank Products by the Lenders or their Affiliates from time to time that the Grantors shall have granted the security interest contemplated by this Agreement. Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents and the Bank Products.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit under the Loan Agreement and to induce certain Lenders and their Affiliates to provide Bank Products from time to time, each Grantor hereby agrees with the Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Grant of Security. Each Grantor hereby grants to the Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment in all of its forms, including, without limitation, all machinery, tools, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and all other right to payment of monetary obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise supporting payment of any of the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (collectively, the “Security Collateral”):

(i) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(ii) all additional monetary obligations from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such monetary obligations, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such monetary obligations;

(iii) the Securities Accounts, all security entitlements with respect to all financial assets from time to time credited to the Securities Accounts, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and

(iv) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(e) each of the agreements listed on Schedule III hereto as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f) the following (collectively, the “Account Collateral”):

(i) the Pledged Deposit Accounts, the Cash Collateral Account and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts or the Cash Collateral Account;

(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Agent or the Noteholder Collateral Trustee for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

(g) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations, together with all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, fictitious business names, corporate names, certification marks, collective marks and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in any United States intent-to-use trademark application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent that and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights (whether or not the underlying works of authorship have been published), including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule IV hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule IV hereto (“IP Agreements”);

(ix) all tangible embodiments of any of the foregoing, and

(x) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h) the commercial tort claims described in Schedule V hereto (together with any commercial tort claims as to which the Grantors have complied with the requirements of Section 17, the “Commercial Tort Claims Collateral”);

(i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the foregoing Collateral or any of the Collateral referred to in clause (j) below; and

(j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash;

provided that Collateral shall not include the following (collectively, the “Excluded Assets”):

(1) all interests in real property other than fee interests and other interests appurtenant thereto;

(2) fee interests in real property if the greater of the cost or the book value of such fee interest is less than $1,000,000;

(3) any property or asset to the extent that the grant of a Lien under the Security Documents (as defined in the Intercreditor Agreement) in such property or asset is prohibited by applicable law or requires any consent of any governmental authority not obtained pursuant to applicable law; provided that such property or asset will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents (as defined in the Intercreditor Agreement), immediately and automatically, at such time as such consequences will no longer result;

(4) any lease, license, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder only to the extent and only for so long as the grant of a Lien under the Security Documents (as defined in the Intercreditor Agreement) will constitute or result in a breach, termination or default under or requires any consent not obtained under any such lease, license, contract, agreement or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents (as defined in the Intercreditor Agreement), immediately and automatically, at such time as such consequences will no longer result;

(5) any motor vehicles, vessels and aircraft, or other property subject to a certificate of title statute of any jurisdiction;

(6) cash or Cash Equivalents (or deposits or securities accounts that solely contain such cash or cash equivalents) (i) securing reimbursement obligations under letters of credit or surety bonds (other than, in the case of ABL Collateral, reimbursement obligations in respect of letters of credit securing or constituting ABL Debt Obligations), (ii) solely consisting of earnest money deposits made or received in connection with any disposition of property or assets or in connection with any investment or (iii) securing Hedging Obligations (as defined in the Intercreditor Agreement), in each case to the extent permitted under all Secured Documents (as defined in the Intercreditor Agreement);

(7) assets or property subject to purchase money liens or capital leases permitted to be incurred under all Secured Documents (as defined in the Intercreditor Agreement), to the extent a Lien on such assets or property is not permitted, under the terms of the documents governing such purchase money liens, purchase money indebtedness or capital leases, to be created to secure any Secured Debt Obligations (as defined in the Intercreditor Agreement);

(8) all “securities” of any of the Issuers’ “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act of 1933, as amended);

(9) Equity Interests in any joint venture with a third party that is not an Affiliate of such Grantor, to the extent a pledge of such Equity Interests is prohibited by the documents governing such joint venture;

(10) the real property located at 1951 Highway 304, Belen, New Mexico, the real property located at 177 Florence Street, Leominster, Massachusetts, and the real property located at 1900 S. Clark Road, Havre de Grace, Maryland, in each case, including all fixtures and improvements located thereon; and

(11) the real property located at 3333 East 87th Street, Chicago, Illinois (formerly known as the USX South Works site), including all fixtures and improvements located thereon;

provided further that notwithstanding the foregoing proviso, the Collateral does include all deposit and securities accounts identified on Schedules I and II hereto and all instruments identified on Schedule I hereto. For the avoidance of doubt, the security interest created in this Section 1 is subject to the Intercreditor Agreement, including without limitation Section 2.01 thereof.

Section 2. Security for Obligations. The security interest in the Collateral created hereunder secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents and the Bank Products, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, the security interest in the Collateral created hereunder secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents or the Bank Products but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving an Obligor.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) All instruments representing or evidencing Pledged Debt (except to the extent the aggregate outstanding principal amount of Pledged Debt owing to such Grantor does not exceed $200,000) with respect to any Grantor shall be delivered to and held by or on behalf of the Agent pursuant hereto (unless the Noteholder Collateral Trustee is granted a prior security interest in such instruments and the same are required to be delivered (and are so delivered) to the Noteholder Collateral Trustee for the benefit of the Priority Lien Secured Parties pursuant to the Intercreditor Agreement) and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent.

(b) With respect to any Securities Account and any Security Collateral that constitutes a security entitlement (except for any Securities Account that is an Excluded Account (as defined below)), the relevant Grantor will cause the securities intermediary with respect to such Securities Account and security entitlement either (i) to identify in its records the Agent as the entitlement holder thereof, unless the Noteholder Collateral Trustee is granted a prior security interest in such security entitlement and such Grantor is required to cause (and has so caused) such securities intermediary to identify in its records the Noteholder Collateral Trustee as the entitlement holder thereof for the benefit of the Priority Lien Secured Parties pursuant to the Intercreditor Agreement, or (ii) to agree with such Grantor and the Agent that such securities intermediary will comply with entitlement orders originated by the Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent (and if the Noteholder Collateral Trustee is required to be granted (and has been granted) a prior security interest in such Securities Account and security entitlement for the benefit of the Priority Lien Secured Parties pursuant to the Intercreditor Agreement, with provisions instructing such securities intermediary that entitlement orders originated by the Noteholder Collateral Trustee controls pursuant to the Intercreditor Agreement) (a “Securities Account Control Agreement”).

(c) Subject to the Intercreditor Agreement, the Agent shall have the right, at any time after the occurrence and during the continuation of an Event of Default, (i) in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 14(a) and (ii) to convert Security Collateral consisting of financial assets credited to the Securities Account to Security Collateral consisting of financial assets held directly by the Agent, and to convert Security Collateral consisting of financial assets held directly by the Agent to Security Collateral consisting of financial assets credited to the Securities Account.

(d) Upon the request of the Agent following the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 5. Maintaining the Account Collateral. Until Full Payment of the Obligations (the “Discharge”):

(a) Each Grantor will maintain deposit accounts (other than an account exclusively used for payroll, payroll taxes, employee benefits or other similar fiduciary obligations, any trust account, any zero-balance disbursement account (i.e., any account used only for disbursement purposes in which a balance of zero is maintained by automatically transferring funds from another account in an amount only large enough to cover checks presented), any account used to settle foreign exchange trades, accounts having an aggregate balance of not more than $250,000 or the account number 8666823891 maintained with Bank of America, N.A. so long as the ending daily balance of such account does not exceed $500,000 (collectively, the “Excluded Accounts”)) only with a bank (a “Pledged Account Bank”) that has agreed with such Grantor and the Agent to comply with instructions originated by the Agent directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent and each of the Collateral Agents (in the case of the Collateral Proceeds Account, with provisions instructing such bank that pursuant to the Intercreditor Agreement, instructions originated by the Noteholder Collateral Trustee controls) (a “Deposit Account Control Agreement”).

(b) Each Grantor will (i) immediately instruct each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to a Pledged Deposit Account or the Cash Collateral Account and (ii) deposit in a Pledged Deposit Account or the Cash Collateral Account, at the end of each Business Day, all proceeds of Collateral and all other cash of such Grantor; provided that only proceeds of the Noteholder First Lien Collateral shall be deposited in the Collateral Proceeds Account and each Grantor shall so instruct each such Person, shall so deposit proceeds of any Collateral and other cash and shall take all other actions necessary to give effect to the intent of this proviso.

(c) Subject to the Intercreditor Agreement, the Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts or the Cash Collateral Account to satisfy the Grantor’s Obligations if an Event of Default shall have occurred and be continuing.

Section 6. Investing of Amounts in the Cash Collateral Account. The Agent will, subject to the provisions of Sections 5 and 22, from time to time (a) invest, or direct the applicable Pledged Account Bank to invest, amounts received with respect to the Cash Collateral Account in such Cash Equivalents credited to the Cash Collateral Account as the Borrower Agent may select and the Agent and each of the Collateral Agents may approve, and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner. Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the Cash Collateral Account. In addition, the Agent shall have the right (as the Agent and each Collateral Agent may approve) at any time to exchange, or direct the applicable Pledged Account Bank to exchange, such Cash Equivalents for similar Cash Equivalents of smaller or larger denominations, or for other Cash Equivalents, credited to the Cash Collateral Account.

Section 7. Cash Dominion Period. During a Cash Dominion Period, the Agent may send to each bank or securities intermediary party to any Deposit Account Control Agreement or Securities Account Control Agreement a notice terminating the rights of such Grantor to originate any entitlement orders or instructions directing disposition of funds. In addition, the Agent agrees (i) to send such notices described above only if a Cash Dominion Period is in effect and (ii) to send notices to such banks and securities intermediaries revoking such notices described above if such Cash Dominion Period has terminated.

Section 8. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) As of the date hereof, such Grantor’s exact legal name, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto. Within the five years preceding the date hereof, such Grantor has not changed its name, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.

(b) Such Grantor owns or has rights in the Collateral granted by it hereunder free and clear of any Lien except for the security interest created under this Agreement or the Liens permitted under the Loan Agreement (including, without limitation, the Liens held by the Noteholder Collateral Trustee). No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Agent relating to the Loan Documents or with respect to Liens otherwise permitted under the Loan Agreement (including, without limitation, the Liens held by the Noteholder Collateral Trustee).

(c) All of the Equipment and Inventory (other than Inventory in transit, mobile Equipment and Equipment out for service or repair) of such Grantor are located at the places specified therefor in Schedule VIII hereto or at another location as to which such Grantor has complied with the requirements of Section 10(a). Such Grantor has exclusive possession and control of its Equipment and Inventory, other than (i) Equipment or Inventory stored at any leased premises or warehouse for which such Grantor has made commercially reasonable efforts to obtain a Lien Waiver from the landlord or warehouseman, as applicable, and (ii) Inventory in transit, mobile Equipment and Equipment out for service or repair.

(d) As of the date hereof, none of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Agent (except to the extent the aggregate outstanding principal amount of such promissory notes and instruments owing to such Grantor does not exceed $200,000 and except for any such promissory note or other instrument that is required to be delivered and has been so delivered to the Noteholder Collateral Trustee pursuant to the Intercreditor Agreement).

(e) The Pledged Debt pledged by such Grantor hereunder which is issued by a Subsidiary of such Grantor has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is evidenced by one or more promissory notes (which promissory notes if required to be delivered to the Agent under Section 4(a) have been delivered to the Agent (except for such promissory notes that are required to be delivered and have been so delivered to the Noteholder Collateral Trustee pursuant to the Intercreditor Agreement)) and is not in default.

(f) As of the date hereof, the Initial Pledged Debt constitutes all of the outstanding debt for borrowed money owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated on Schedule I hereto.

(g) As of the date hereof, such Grantor has no investment property, other than Excluded Assets and the investment property listed on Schedule I hereto.

(h) As of the date hereof except as set forth on Schedule III hereto, such Grantor is not a party to any Material Contract extending more than one year after the date hereof under which the total committed consideration payable to such Grantor exceeds $10,000,000 in any Fiscal Year. The Assigned Agreements to which such Grantor is a party, true and complete copies of which have been furnished to or made available to the Agent or its counsel on a confidential basis, have been duly authorized, executed and delivered by such Grantor and, to the knowledge of such Grantor, all other parties thereto, have not been amended, amended and restated, supplemented or otherwise modified as of the date hereof, are in full force and effect and are binding upon and enforceable against such Grantor and, to the knowledge of such Grantor, all other parties thereto in accordance with their terms. There exists no default by such Grantor under any Assigned Agreement to which such Grantor is a party, other than any default that could not reasonably be expected to have a Material Adverse Effect.

(i) Such Grantor has no deposit accounts, other than the Excluded Accounts, the Pledged Deposit Accounts listed on Schedule II hereto and additional Pledged Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 5.

(j) Such Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule IX hereto and additional letters of credit as to which such Grantor has complied with the requirements of Section 16.

(k) This Agreement creates in favor of the Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations. The security interest in the Collateral created under this Agreement and subject to the UCC (the “UCC Collateral”) constitutes, subject only to the filing of appropriate financing statements pursuant to the UCC, the recordation of the Intellectual Property Security Agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office and the execution of appropriate control agreements, a perfected security interest in the UCC Collateral granted by such Grantor to the extent that a security interest in such UCC Collateral may be perfected by the filing of a financing statement, the recordation of a security agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office (except to the extent that the recordation of any such security agreement is not required pursuant to this Agreement or the other Loan Documents) or by the execution of a control agreement (except to the extent that the execution of any such control agreement is not required pursuant to the terms of this Agreement or the other Loan Documents), subject only to Permitted Liens. Such security interest is, in the case of a security interest in the ABL First Lien Collateral, first priority and, in the case of a security interest in the Noteholder First Lien Collateral, second priority in accordance with the Intercreditor Agreement, in each case subject only to Permitted Liens.

(l) As of the date hereof, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created under this Agreement (including the priorities of such security interest described in clause (k) above), except for (x) the filing of financing and continuation statements under the UCC, which financing statements have been delivered or made available to the Agent in proper form for filing, (y) the recordation of the Intellectual Property Security Agreements referred to in Section 13(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which agreements have been (or concurrently with the execution of this Agreement will be) duly executed, will be promptly recorded and are in full force and effect and (z) execution and delivery of control agreements, or (iii) the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(m) Each Grantor has taken reasonable steps to assure that all Inventory has been produced in compliance in all material respects with the Fair Labor Standards Act and, to the extent non-compliance therewith could reasonably be expected to have a Material Adverse Effect, all other Applicable Laws.

(n) As to itself and its Intellectual Property Collateral:

(i) Except where it could not be reasonably likely to have a Material Adverse Effect, the operation of such Grantor’s business as currently conducted and the use of the Intellectual Property Collateral in connection therewith do not, to the knowledge of such Grantor, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.

(ii) Except where it could not be reasonably likely to have a Material Adverse Effect, such Grantor is the exclusive owner of all right, title and interest in and to its Intellectual Property Collateral, and is entitled to use all such Intellectual Property Collateral in connection with its business as currently conducted subject only to the terms of the IP Agreements.

(iii) The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the patents, patent applications, domain names, trademark and service mark registrations and applications, copyright registrations and applications and material IP Agreements (other than off-the-shelf licenses for computer software) owned by such Grantor as of the date hereof.

(iv) Except where it could not be reasonably likely to have a Material Adverse Effect, the Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Grantor’s knowledge, is valid and enforceable. Such Grantor is not aware of any uses of any item of Intellectual Property Collateral that could reasonably be expected to lead to such item becoming invalid or unenforceable.

(v) Except for any Intellectual Property Collateral, the loss of which could not be reasonably likely to have a Material Adverse Effect and as to which such Grantor has determined the use, pursuit or maintenance thereof is not desirable in the conduct of such Grantor’s business, such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in its material registered Intellectual Property Collateral in full force and effect, and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office and in corresponding national and international trademark and patent offices, and recordation of any of its interests in the Copyrights with the U.S. Copyright Office and in corresponding national and international copyright offices. Except where it could not be reasonably likely to have a Material Adverse Effect, such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright included in the Intellectual Property Collateral.

(vi) Except as disclosed on Schedule IV to this Agreement, no claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or threatened against such Grantor (i) challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral, (ii) alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or other proprietary or intellectual property right of any third party, or (iii) alleging that the Intellectual Property Collateral is being licensed or sublicensed by such Grantor in violation or contravention of the terms of any license or other agreement, which in each case could reasonably be likely to have a Material Adverse Effect. Except where it could not be reasonably likely to have a Material Adverse Effect, to the knowledge of such Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates such Grantor’s rights in any Intellectual Property Collateral. Except where it could not be reasonably likely to have a Material Adverse Effect, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral. The consummation of the transactions contemplated by the Transaction Documents will not result in the termination or impairment of any of the Intellectual Property Collateral.

(vii) Except where it could not be reasonably likely to have a Material Adverse Effect, with respect to each IP Agreement: (A) such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between such Grantor and, to such Grantor’s knowledge, the other parties thereto with respect to the subject matter thereof; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (D) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; (E) such Grantor has not granted to any other third party (other than the Noteholder Collateral Trustee) any rights, adverse or otherwise, under such IP Agreement, except duly authorized sublicenses and as permitted under the Loan Documents; and (F) neither such Grantor nor, to such Grantor’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(viii) Except where it could not be reasonably likely to have a Material Adverse Effect, (A) none of the Trade Secrets of such Grantor have been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s rights in any Intellectual Property Collateral.

(ix) Except where it could not be reasonably likely to have a Material Adverse Effect, no Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

(o) Such Grantor has no commercial tort claims which might reasonably be expected to result in awarded damages (except to the extent the aggregate amount thereof for such Grantor (less any and all legal and other expenses incurred or reasonably expected to be incurred by such Grantor) does not exceed $200,000) other than those listed in Schedule V hereto and additional commercial tort claims as to which such Grantor has complied with the requirements of Section 17.

Section 9. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) at the request of the Agent during the continuance of any Default under Section 11.1(i) of the Loan Agreement or any Event of Default, mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract, each Assigned Agreement (other than any Hedging Agreement) and, at the request of the Agent, each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Agent, indicating that such document, chattel paper, Related Contract, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper (except to the extent the aggregate outstanding principal amount thereof owing to such Grantor does not exceed $200,000), deliver and pledge to the Agent (unless such promissory note or other instrument or chattel paper is required to be delivered and has been so delivered to the Noteholder Collateral Trustee pursuant to the Intercreditor Agreement) such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; (iii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; and (iv) deliver to the Agent evidence that all other actions that the Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all or any assets or all or any personal property (or words of similar effect) of such Grantor, in each case whether now existing or hereafter acquired or arising, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Agent may reasonably request, all in reasonable detail.

Section 10. As to Equipment and Inventory. (a) Each Grantor will keep its Equipment and Inventory (other than Inventory in transit, mobile Equipment and Equipment out for service or repair) at the places therefor specified in Section 8(c), except that such Grantor may (i) make sales or other dispositions of Equipment and Inventory in accordance with Section 10.2.6 of the Loan Agreement and (ii) move Inventory to (A) any location on Schedule VIII hereto or (B) so long as such Grantor has given Agent and each Collateral Agent notice at least 15 days prior to moving any Equipment or Inventory thereto, any other location in the United States.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, each Grantor will cause its Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Each Grantor will promptly furnish to the Agent and each Collateral Agent a statement respecting any loss or damage exceeding $250,000 to any of its Equipment or Inventory.

(c) Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, its Equipment and Inventory, except where the such taxes, assessments, charges, levies or claims are being Properly Contested or where the failure to pay such taxes, assessments, charges, levies or claims could not reasonably be expected to have a Material Adverse Effect. In producing its Inventory, each Grantor will take reasonable steps to assure that such Inventory is produced in compliance in all material respects with the Fair Labor Standards Act and, to the extent non-compliance therewith could reasonably be expected to have a Material Adverse Effect, all other Applicable Laws.

Section 11. Insurance. (a) Each Grantor will, at its own expense, maintain insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as shall be reasonably satisfactory to the Agent and each of the Collateral Agents. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses (except for losses of less than $250,000 per occurrence) to be paid directly to the Agent (unless, in the case of Equipment, the Noteholder Collateral Trustee is granted a prior security interest therein and such applicable insurance policy provides for all losses to be paid directly to the Noteholder Collateral Trustee). Unless Agent and each Collateral Agent shall agree otherwise and except as provided in the Intercreditor Agreement, each such policy shall in addition (i) name such Grantor and the Agent as insured parties or loss payees thereunder (without any representation or warranty by or obligation upon the Agent) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Agent notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (iii) provide that there shall be no recourse against the Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 30 days’ prior written notice of cancellation or of lapse shall be given to the Agent by the insurer. Each Grantor will, if so requested by the Agent or any Collateral Agent, deliver to the Agent and each Collateral Agent original or duplicate policies of such insurance and, as often as the Agent or any Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.

(b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 11 may be paid directly to the Person who shall have incurred liability covered by such insurance.

(c) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) relating to, and any awards arising from condemnation of, any ABL First Lien Collateral, in each case net of any taxes and other out-of-pocket fees and expenses, shall be (i) so long as no Event of Default has occurred and is continuing, reinvested within 60 days of the receipt of such net proceeds or awards to acquire or repair Inventory or (ii) paid to Agent and applied to payment of the Loans, and then to any other Obligations outstanding then due, without any reduction in the Commitments.

Section 12. Post-Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts. (a) No Grantor will change its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Section 8(a) of this Agreement without prior written notice to the Agent and taking all action reasonably required by the Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Related Contracts, and will permit representatives of the Agent at any time subject to reasonable notice and during normal business hours to inspect and make abstracts from such records and other documents. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Agent of such organizational identification number.

(b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables and Related Contracts. In connection with such collections, such Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Agent and each Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Agent or any Collateral Agent referred to in the proviso to the preceding sentence and so long as an Event of Default is continuing, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement) to be deposited in the Cash Collateral Account and either (A) released to such Grantor if no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 22(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

Section 13. As to Intellectual Property Collateral. (a) Subject to the last sentence of this Section 13(a), with respect to each item of its Intellectual Property Collateral, each Grantor agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Agent, sell, assign, convey, transfer, discontinue use of, permit to lapse, or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof could not reasonably be likely to have a Material Adverse Effect.

(b) Each Grantor agrees promptly to notify the Agent if such Grantor becomes aware (i) that any item of the Intellectual Property Collateral may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any item of Intellectual Property Collateral or its right to register any patent, trademark or copyright included in the Intellectual Property Collateral or to keep and maintain and enforce any issued patent or patent application or any registration or application for any trademark or copyright, except to the extent that such Grantor is permitted to abandon or discontinue use of such Intellectual Property Collateral under Section 13(a) above, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral that is material to such Grantor’s business.

(c) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral that is material to such Grantor’s business is being infringed, misappropriated, diluted or otherwise violated by a third party, such Grantor shall promptly notify the Agent and shall take such actions, at its expense, as such Grantor or the Agent deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) Each Grantor shall use appropriate statutory notice in connection with its use of registered trademarks, appropriate marking practices in connection with its use of patents, and appropriate notice of copyright in connection with the publication of copyrights, in each case, that are included in the Intellectual Property Collateral. No Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain, except to the extent that such Grantor is permitted to abandon or discontinue use of such Intellectual Property Collateral under Section 13(a) above.

(e) Each Grantor shall take all steps which it or, consistent with the terms of this Agreement, the Agent deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(f) With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and, to the extent reasonably requested by the Agent, any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g) Each Grantor agrees that should it obtain or otherwise acquire an ownership interest in any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall give notice to the Agent pursuant to Section 7.1.2 of the Loan Agreement identifying any patent, patent applications, trademark registrations, trademark applications, copyright registrations and copyright applications included in the After-Acquired Intellectual Property, and such Grantor shall execute and deliver to the Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and, to the extent reasonably requested by the Agent, any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

Section 14. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that if any Event of Default has occurred and is continuing, any and all

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Agent (unless such cash is required to be delivered and has been so delivered to the Noteholder Collateral Trustee pursuant to the Intercreditor Agreement) to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Agent (unless such cash is required to be delivered and has been so delivered to the Noteholder Collateral Trustee pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) Subject to the Intercreditor Agreement, the Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 14(a)(i) shall, upon notice to such Grantor by the Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon so long as an Event of Default shall be continuing have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 14(b) shall, so long as an Event of Default shall be continuing, be received in trust for the benefit of the Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent (unless such dividends, interest and other distributions are required to be delivered and have been so delivered to the Noteholder Collateral Trustee pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

Section 15. As to the Assigned Agreements. (a) Each Grantor will at its expense:

(i) perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements to which it is a party in full force and effect, enforce the Assigned Agreements to which it is a party in accordance with the terms thereof and take all such action to such end as may be reasonably requested from time to time by the Agent, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(ii) furnish to the Agent or its counsel on a confidential basis promptly upon receipt thereof copies of all notices, requests and other documents received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (A) furnish to the Agent or its counsel on a confidential basis such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Agent may reasonably request and (B) if an Event of Default shall have occurred and be continuing, upon request of the Agent, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

(b) Each Grantor agrees that it will not, except to the extent otherwise permitted under the Loan Agreement and except where such action could not reasonably be expected to have a Material Adverse Effect:

(i) cancel or terminate any Assigned Agreement to which it is a party or consent to or accept any cancellation or termination thereof;

(ii) amend, amend and restate, supplement or otherwise modify any such Assigned Agreement or give any consent, waiver or approval thereunder;

(iii) waive any default under or breach of any such Assigned Agreement; or

(iv) take any other action in connection with any such Assigned Agreement that would impair the value of the interests or rights of such Grantor thereunder or that would impair the interests or rights of any Secured Party.

(c) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

Section 16. As to Letter-of-Credit Rights. (a) Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Agent, intends to (and hereby does) assign to the Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Each Grantor will promptly use commercially reasonable efforts to cause the issuer of each letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Agent (with provisions necessary to reflect the Noteholder Collateral Trustee’s prior security interest therein pursuant to the Intercreditor Agreement if the Noteholder Collateral Trustee is required to be assigned (and has been assigned) the proceeds thereof pursuant to a prior security interest therein for the benefit of the Secured Parties in accordance with the Intercreditor Agreement) and deliver written evidence of such consent to the Agent.

(b) Upon the occurrence of an Event of Default, each Grantor will, promptly upon request by the Agent, (i) notify (and such Grantor hereby authorizes the Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Agent or its designee and (ii) arrange for the Agent (unless the Noteholder Collateral Trustee is required to become (and has become) the transferee beneficiary thereof pursuant to a prior security interest therein for the benefit of the Secured Parties pursuant to the Intercreditor Agreement) to become the transferee beneficiary of such letters of credit.

Section 17. Commercial Tort Claims. Each Grantor will promptly give notice to the Agent of any commercial tort claim which might reasonably be expected to result in awarded damages (except to the extent the aggregate amount thereof for such Grantor (less any and all legal and other expenses incurred or reasonably expected to be incurred by such Grantor) does not exceed $200,000)

that any Grantor may become aware of after the date hereof and will promptly thereafter execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the security interest created under this Agreement.

Section 18. Transfers and Other Liens. Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Loan Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Loan Agreement.

Section 19. Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Agent such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Agent’s discretion, to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Agent pursuant to Section 11,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Agent may reasonably deem necessary or appropriate for the collection of any of the Collateral or otherwise to enforce compliance with the rights of the Agent with respect to any of the Collateral.

Section 20. Agent May Perform. Upon the occurrence and during the continuance of an Event of Default, if any Grantor fails to perform any agreement contained herein, the Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by such Grantor under Section 23.

Section 21. The Agent’s Duties. (a) The powers conferred on the Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property of similar nature.

(b) Anything contained herein to the contrary notwithstanding, the Agent may from time to time, when the Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Agent hereunder with respect to all or any part of the Collateral. In the event that the Agent so appoints any Subagent with respect to any Collateral, (i) the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Agent, with all rights, powers, privileges, interests and remedies of the Agent hereunder with respect to such Collateral, and (iii) the term “Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Agent.

Section 22. Remedies. Subject to the Intercreditor Agreement, if any Event of Default shall have occurred and be continuing:

(a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place and time to be designated by the Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent and each of the Collateral Agents may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Agent and all cash proceeds received by or on behalf of the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 23) in whole or in part by the Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the order described in Section 5.6 of the Loan Agreement.

(c) All payments received by any Grantor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

(d) The Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(f) During the continuance of an Event of Default, for the purpose of enabling the Agent to exercise rights and remedies under this Section 22 and solely at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants, subject to the terms and conditions of any applicable IP Agreements, to the Agent an irrevocable (during the continuance of such Event of Default), non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter developed, created, or acquired by such Grantor, wherever the same may be located; provided that in connection with any such license or sublicense of any Trademark, the Agent shall ensure that any goods or services sold under such Trademark by any such licensee or sublicense will be of comparable quality to the goods and services of the applicable Grantor sold under such Trademark immediately prior to such Event of Default. The foregoing license includes reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. The foregoing license shall be subject to any reasonable quality standards and quality control practices in effect by each applicable Grantor and communicated to the Agent via e-mail or otherwise in writing by such Grantor, with respect to its Trademarks, immediately prior to such Event of Default, and the Agent shall retain the confidentiality of any confidential information, including any trade secrets, included in the Intellectual Property Collateral licensed under this Section 22(g), consistent with the practices in effect by each applicable Grantor as communicated to the Agent by such Grantor, with respect to its confidential information, immediately prior to such Event of Default.

Section 23. Indemnity and Expenses. (a) Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and attorneys-in-fact (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b) Each Grantor will within 30 days of demand pay to the Agent the amount of any and all reasonable documented out-of-pocket expenses, including, without limitation, the reasonable documented fees and expenses of counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

Section 24. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 25. Notices, Etc. All notices and other communications provided for hereunder shall be made in accordance with Section 15.3 of the Loan Agreement. Delivery by telecopier or electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 26. Continuing Security Interest; Assignments under the Loan Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Discharge, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Loan Agreement (including, without limitation, all or any portion of its Commitment, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person in accordance with Section 13.3 of the Loan Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 13.3 of the Loan Agreement.

Section 27. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with Section 10.2.6 of the Loan Agreement, the security interest created hereunder on such item of Collateral shall be automatically released.

(b) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with Section 10.2.6 of the Loan Agreement (other than Permitted Ordinary Accounts/Inventory Disposition), Agent will, at Borrowers’ expense and in accordance with the Intercreditor Agreement, execute and deliver to Borrower Agent such documents as such Borrower Agent shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereunder; provided that, unless otherwise waived by Agent, (i) at the time of such request and such release no Event of Default shall have occurred and be continuing and (ii) Borrower Agent shall have delivered to Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof, together with a form of release for execution by the Agent and a certificate of Borrower Agent to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Agent may request. In addition, if the Equity Interests of a Guarantor are sold, transferred or otherwise disposed of to a Person that is not an Affiliate pursuant to a transaction permitted by Section 10.2.6 of the Loan Agreement that results in such Guarantor ceasing to be a Restricted Subsidiary or if a Guarantor is designated as an Unrestricted Subsidiary in accordance with the terms of the Loan Agreement, or upon the effectiveness of any written consent pursuant to Section 15.1.1 of the Loan Agreement to the release of the Guaranty granted by such Guarantor, such Guarantor shall be automatically released from its Obligations under the Loan Agreement without further action and all Liens on the Property of such Guarantor granted under the Loan Documents shall be automatically released. In connection with such release, Agent shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release of such Guaranty or Liens. Any execution and delivery of documents pursuant to this Section 27 shall be without recourse to or warranty by Agent.

(c) Upon the Discharge, the security interest granted hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 28. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 29. Governing Law. This Agreement and the other loan documents, unless otherwise specified, shall be governed by the laws of the state of New York, without giving effect to any conflict of law principles (but giving effect to section 5-1401 of the New York General Obligation Law and Federal Laws relating to national banks).

Section 30. Loan Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement (except for Section 1 hereof) and the Loan Agreement, the provisions of the Loan Agreement shall control.

Section 31. Intercreditor Agreement. Reference is made to the Lien Subordination and Intercreditor Agreement, dated as of July 2, 2009, among Bank of America, N.A., as agent for the ABL Secured Parties referred to therein; U.S. Bank National Association, as Noteholder Collateral Trustee; Solo Cup Company; Solo Cup Operating Company; and the other subsidiaries of Solo Cup Company named therein (the “Intercreditor Agreement”). Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, (i) consents (or is deemed to consent), to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) the ABL Agent on behalf of such Person to enter into, and perform under, the Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Person.

Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

SOLO CUP OPERATING CORPORATION

By	/s/ Robert D. Koney, Jr.
Name:	Robert D. Koney, Jr.
Title:	Chief Financial Officer

Address for Notices:	SOLO CUP COMPANY
1700 Old Deerfield Road
Highland Park, IL 60035

	By	/s/ Robert M. Korzenski
	Name:	Robert M. Korzenski
	Title:	President and CEO

Address for Notices:	SF HOLDINGS GROUP, INC.
1700 Old Deerfield Road
Highland Park, IL 60035

	By	/s/ Richard Hernke
	Name:	Richard Hernke
	Title:	Treasurer

Address for Notices:	SOLO MANUFACTURING LLC
1700 Old Deerfield Road
Highland Park, IL 60035

	By	/s/ Richard Hernke
	Name:	Richard Hernke
	Title:	Treasurer

Address for Notices:	P.R. SOLO CUP, INC.
1700 Old Deerfield Road
Highland Park, IL 60035
	By	/s/ Jan Stern Reed
	Name:	Jan Stern Reed
	Title:	Vice President and Secretary

Address for Notices:	LILY-CANADA HOLDING CORPORATION
1700 Old Deerfield Road
Highland Park, IL 60035
	By	/s/ Jan Stern Reed
	Name:	Jan Stern Reed
	Title:	Vice President and Secretary

Solo Cup Security Agreement

Address for Notices:	SOLO CUP OWINGS MILLS HOLDINGS
1700 Old Deerfield Road	By:	Solo Cup Operating Corporation, a Delaware corporation, as sole beneficial owner
Highland Park, IL 60035
	By:	/s/ Jan Stern Reed
	Name:	Jan Stern Reed
	Title:	EVP – HR, General Counsel & Secretary

Solo Cup Security Agreement